Participant Name: ###PARTICIPANT_NAME###
Employee Number: ###EMPLOYEE_NUMBER###
Grant Name: ###GRANT_NAME###
Grant Date: ###GRANT_DATE###
Total: ###TOTAL_AWARDS###
Acceptance Date: ###ACCEPTANCE_DATE###

Notice of Grant Of Restricted Stock Units Award	T. Rowe Price Group, Inc. ID: 52-2264646 100 E. Pratt Street Baltimore, MD 21202 USA

On ###GRANT_DATE### (the Grant Date), T. Rowe Price Group, Inc. (Price Group) granted you the above listed restricted stock units pertaining to Price Group common stock (the Stock Units) as a service-based restricted stock units award under Price Group’s 2020 Long-Term Incentive Plan. The closing price of Price Group common stock on the Grant Date was ###MARKET_PRICE_AT_TIME_OF_GRANT### per share. The Stock Units, upon vesting, convert to shares of Price Group common stock, as described in the Plan that, except as may otherwise be provided herein, sets forth the terms and conditions of this grant.

Vesting Schedule:
Except as otherwise provided in the Plan, so long as your employment with Price Group and/or its affiliates is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, the Stock Units will become vested and will be converted to shares of Price Group common stock in installments on the vesting dates set forth in the vesting schedule below.

###VEST_SCHEDULE_TABLE###
The Plan describes additional circumstances under which you may earn the Stock Units. Notwithstanding the post-termination vesting provisions contained in Section 7(p) of the Plan, if you voluntarily terminate your employment on or after December 31, 2021, but before satisfying any one of the more generous post-termination vesting provision contained in Section7(p) of the Plan, you will continue to vest in the non-forfeited, unvested Stock Units that will vest in the three tranches vesting in the three calendar years immediately following your Termination of Service, as that term is defined in the Plan, provided you do not engage in any “prohibited actions” as described in Section 7(p) and defined in the Plan during the three-year. post-termination vesting period described in this Notice of Grant. All other provisions of the Plan shall apply to this grant.

Your participation in our stock-based compensation program recognizes that you play a key role in the long-term success of Price Group and affords you the opportunity to participate alongside our other stockholders in that success.

By accepting the grant online, you acknowledge that you have been provided, have read and agree to be bound by the 2020 Long-Term Incentive Plan document under which this grant has been made and the prospectus for the 2020 Long-Term Incentive Plan, both of which are attached to this agreement. You also consent to the electronic delivery, via email, posting on Price Group’s Web site, Shareworks Participant Portal or the Web site of any third party vendor that provides stock plan administrative services to Price Group, of this Notice, and all future notices or other information with respect to this grant, the 2020 Long-Term Incentive Plan, and the common shares of Price Group. You may receive from the Company, at no cost to you, a paper copy of any electronically delivered documents by contacting the Payroll and Stock Transaction Group in the CFO-Finance Department in Owings Mills, Maryland -Owings Mills office or by telephone, at 410-345-7716, option 2.